DEVELOPMENT AGREEMENT

This Services Agreement (the “Agreement”) is made as of May 27, 2005 (the “Effective Date”) by and between FACE2FACE ANIMATION, INC., a Delaware corporation (the “Company”) having its principal place of business at 2 Kent Place Blvd., Summit, NJ 07901, and InMotion Biometrics, Inc., a Delaware corporation (the “Sponsor”) having its principal place of business at 74 West Broad Street, Suite 350, Bethlehem, PA 18018.

In consideration of the mutual promises and covenants contained in this Agreement, the parties agree as follows:

1. DEFINITIONS.

Capitalized terms used in this Agreement have the meanings given to them in this Section 1 (the “Definitions”) or as otherwise specified in this agreement.

1.1. “AAA” shall have the meaning set forth in Section 15.5.

1.2. “Amendment” shall have the meaning as set forth in Section 3.1.

1.3. “Change Order Request” shall have the meaning set forth in Section 3.1.

1.4. “Company Marks” shall have the meaning set forth in Section 14.1.

1.5. “Confidential Information” shall have the meaning set forth in Section 7.1.

1.6. “Deliverable” shall have the meaning set forth in Section 2.1.4.

1.7. “Delivering Party” shall have the meaning set forth in Section 13.1.

1.8. “Disclosing Party” shall have the meaning set forth in Section 7.2.

1.9. “Dispute Notice” shall have the meaning set forth in Section 13.1.

1.10. “Effective Date” shall have the meaning set forth in the preamble.

1.11. “License Agreement” shall mean the Patent and Technology License Agreement entered into by the parties on May 27, 2005.

1.12. “Live Environment” shall mean the use of the Product in a customer environment under normal operating conditions, consistent with the Product specifications.

1.13. “Non-Arbitrable Claims” shall have the meaning set forth in Section 15.5.

1.14. “Notified Party” shall have the meaning set forth in Section 13.1.

1.15. “Project Manager” shall have the meaning set forth in Section 2.2.

1.16. “Receiving Party” shall have the meaning set forth in Section 7.2.

1.17. “Residuals” shall have the meaning set forth in Section 7.5.

1.18. “Response Notice” shall have the meaning set forth in Section 13.2.

1.19. “Services” shall have the meaning set forth in Section 2.1.

1.20. “Share Issuance Agreement” means the agreement between the Company and Budget Hotels Network Inc. (which shall be renamed Edentify, Inc., the parent of Sponsor) (“Parent”) dated May 27, 2005 in which the Company is granted shares of the stock in Parent.

2. SERVICES.

2.1. Development Services. The Company shall provide the following development services for Sponsor (collectively, the “Services”). Further details regarding the specific tasks and timelines relating to the Services are set forth in Exhibit A (attached hereto):

2.1.1. Hardware Development. Design and development of a field programmable gate array device, which is to be utilized in conjunction with and integrated with the F2F Software and 3P Software (“Hardware”).

2.1.2. Software Development. Modification of the Company’s existing visual speech recognition software (“F2F Software”) and Integration of the F2F Software with the Hardware.

2.1.3. Integration of Third Party Software. Integration of third party acoustic speech and facial recognition software products (“3P Software”) with the F2F Software and the Hardware.

2.1.4. Product Development. Development of a commercial product that combines and integrates the F2F Software, 3P Software and Hardware to provide human identification capabilities and that can be used for security applications (“Product”). A single unit of the Product shall be provided to Sponsor for acceptance testing. Upon acceptance of the Services and the Product, the Company shall deliver to Sponsor a single unit of the Product together with the Product drawings, engineering documentation and specifications relating thereto (collectively, “Deliverable”). The Product and Sponsor’s right to make, have made, use, offer for sale, sell and import the Product shall be subject to the License Agreement.

2.1.5. Maintenance. The Company shall provide maintenance services for the Product, which shall include Sponsor requested enhancements, modifications and upgrades to the Product that fall outside the scope of the Services as specified in Exhibit A, with the exception of modifications addressed by warranties given by the Company in this Agreement, pursuant to the terms of a separate agreement to be negotiated by the parties. Any such maintenance agreement shall provide for payments to the Company in an amount not less than the Company’s actual costs for providing such maintenance services.

2.2. Project Manager. The project manager for each party (a “Project Manager”) will be designated within thirty (30) days from the Effective Date, and will be the sole contact for managing the Services and provision of the Product.

2.3. Agreement to Perform Services. The Company agrees, subject to the terms and conditions of this Agreement, to use commercially reasonable efforts to perform the Services. The Services provided by the Company shall be limited to those Services described herein.

2.4. Acceptance of Services and Product. Sponsor shall undertake testing of the Product after delivery by the Company. Sponsor shall notify the Company with respect to any deficiencies in the performance of any of the Services or the Product within sixty (60) days of completion of such Services and delivery of the Product. Each of the Services shall automatically be deemed satisfactorily performed as of sixty (60) days from the completion of such Services, and the Product will automatically be deemed accepted by Sponsor as of sixty (60) days from the date of delivery of the Product to Sponsor, should Sponsor fail to provide the above notification to the Company. Sponsor may also notify the Company that it requires an additional sixty (60) days to complete testing of the Product, in which case, Sponsor shall complete testing within ninety (90) days from delivery of the Product and the time period for notification and automatic acceptance provided for in this Section 2.4 shall be extended by thirty (30) days. Notwithstanding the foregoing, nothing set forth in this paragraph shall be deemed to supercede or otherwise abrogate Sponsor’s claims under the warranties given by the Company in this Agreement.

2.5. Progress Reporting. The Company shall provide to Sponsor monthly reports on the progress of the development of the Product.

2.6. Failure to Perform. Should Sponsor notify the Company of a failure to perform the Services or provide the Product as a result of the acceptance testing, the Company shall have up to sixty (60) days after such notification to remedy such failure. Should the Company fail to remedy such failure, the Company shall be considered in material breach of the Share Issuance Agreement, provided that should Company dispute Sponsor’s determination relating to performance of the Services or providing of the Product, Company may initiate dispute resolution proceedings pursuant to Section 13 hereunder and the sixty (60) day remedy period shall only begin upon resolution of such dispute, if necessary.

3. CHANGES TO STATEMENTS OF WORK.

3.1. Change Order Requests. In the event the Sponsor requests a modification to the Product or the Services specified herein, the Sponsor may provide to the Company a change order request (a “Change Order Request”) requesting such a modification, provided that a correction to comply with the specifications as set forth in a notice of deficiency pursuant to Section 2.4 shall not require a Change Order Request. Each Change Order Request shall describe the nature of the proposed changes in reasonable detail. A Change Order Request will become effective only when a written acceptance of such Change Order Request (an “Amendment”) is executed by both the Company and the Sponsor.

3.2. Response to Change Order Request. The Company agrees to consider each Change Order Request submitted by the Sponsor. The Company will notify the Sponsor within ten (10) business days after receiving a Change Order Request whether the Company will agree to implement the Change Order Request as received or as amended by the Company and the cost of such implementation. The parties may revise the Change Order Request based on such response from the Company. All Change Order Requests will be in writing and no modifications to the Services will be allowed or provided by the Company without an Amendment. If the parties are unable to agree to the terms and conditions of the proposed Amendment, then the original Services as set forth herein shall remain in full force and effect.

3.3. Other Effects of Changes. In the event an Amendment is executed by the parties pursuant to a Change Order Request, then the services described in the Amendment shall be “Services” for purposes of this Agreement.

4. SPONSOR ASSISTANCE.

The Sponsor agrees (i) upon receiving reasonable advance written notice from Company to make available, when reasonably practicable, any and all Sponsor personnel necessary to assist and enable the Company to complete the performance of the Services and the provision of the Product, and (ii) to make reasonable efforts to request and facilitate the participation, as necessary, of any third party vendors, solution providers, or other resources familiar with the Sponsor’s systems and software related to the performance of the Services and the provision of the Product, if any. The Sponsor further agrees to allow the Company full and free access to the Sponsor’s premises where Services are to be performed, the Sponsor’s relevant information and materials as requested by the Company to enable the Company to perform the Services and provide the Product, and access to the Sponsor’s systems, software and databases as requested and where reasonably necessary to enable the Company to perform the Services and provide the Product. The Sponsor acknowledges and agrees that the Company’s ability to perform the Services and provide the Product in accordance with the terms of this Agreement is dependent upon and subject to the Sponsor’s timely performance of its obligations under this Agreement and each Amendment.

5. FEES AND LATE PAYMENTS.

5.1. Fees for Services. In exchange for Company’s performance of the Services and providing to the Sponsor the Deliverable, Sponsor shall: (a) pay the Company $1,000 upon execution of this Agreement; (b) provide the Company with confirmation (to the Company’s reasonable satisfaction) of the existence (both at the time of execution of this Agreement and during the Term) of deposit(s) held in a federally insured bank account in the name of or for the benefit of Sponsor in the amount of $250,000; and (c) shall enter into the Share Issuance Agreement. The Company’s ability to obtain $250,000 in grant funds from the government of the State of New Jersey is conditional upon certification of the above amounts by Sponsor in such bank account. Any breach of this provision will be considered a material breach of this Agreement.

5.2. Other Expenses. Company shall bear all other expenses with respect to the development undertaken pursuant to this Agreement and the transactions contemplated hereby.

5.3. Overages. Other than as provided in Section 3, any overruns in the budget for the Services or the Deliverable, as set forth in Exhibit A, shall be the sole responsibility of the Company.

6. LIMITED WARRANTY AND DISCLAIMERS.

6.1. Limited Service Warranty. The Company warrants to the Sponsor that the Services will be performed in a professional and workmanlike manner, and in accordance with the requirements, if any, specified herein and in any Amendment.

6.2. Limited Product Warranty. The Company warrants to the Sponsor that the Product will function in accordance with the requirements as set forth in Exhibit A. To the extent that the Product does not function in accordance with the requirements as set forth in Exhibit A, the Company shall modify and/or replace the Product or any part thereof as it deems reasonably necessary, at its sole discretion, as required for the Product to function in accordance with the requirements as set forth in Exhibit A. This warranty shall remain in effect for sixty (60) days from the date that the Product is accepted as set forth in paragraph 2.4 of this Agreement and shall cover any deficiencies identified to the Company in writing by the Sponsor during such period.

6.3. No Warranty for Third Party Materials. The Company makes no representation or warranty regarding third party services, or any software or hardware acquired by the Sponsor or the Company from a third party, and all such third party services, software and hardware is provided “AS IS” and “WITH ALL FAULTS.” To the extent that any warranties for third party hardware or software are provided to the Company, the Company shall pass such warranties through to the Sponsor, to the extent that it is able. Company shall include no third party components in the Deliverable unless, through the exercise of reasonable commercial diligence by Company, such third party component will function according to the specifications as provided to Company for the functionality of the component.

6.4. No Other Warranty; Disclaimer. EXCEPT FOR THE FOREGOING LIMITED WARRANTY, THE COMPANY MAKES NO OTHER WARRANTY OF ANY KIND TO THE SPONSOR, EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE SERVICES, THE DELIVERABLE, THE RESULTS OBTAINED FROM THE SERVICES OR ANY SOFTWARE USED BY THE SPONSOR, IF ANY, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT AND ALL SUCH WARRANTIES ARE HEREBY EXCLUDED BY THE COMPANY AND WAIVED BY THE SPONSOR.

7. CONFIDENTIAL INFORMATION.

7.1. Definition of Confidential Information. “Confidential Information” as used in this Agreement shall mean (whether disclosed orally or in writing and whether or not marked or designated as confidential) any and all technical and non-technical information, including patent, copyright, trade secret and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, source code, object code, software source documents, and formulae, related to the current, future and proposed products and services of a party, a party’s suppliers and Sponsors, and includes, without limitation, a party’s information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, Sponsor lists, business forecasts, sales, merchandising, marketing and business plans and information. Confidential Information shall include any third party information that is provided by the Disclosing Party and designated by the Disclosing Party as Confidential Information. The terms of this Agreement and any Amendment are also Confidential Information.

7.2. Nondisclosure and Nonuse Obligations. Except as permitted in this Agreement, neither party (the “Receiving Party”) shall use nor disclose the Confidential Information of the other party (the “Disclosing Party”) to any third party without the prior written consent of the Disclosing Party. The Receiving Party agrees that it shall treat all Confidential Information of the Disclosing Party with the same degree of care as the Receiving Party accords to its own Confidential Information, but in no case less than reasonable care. The Receiving Party may disclose Confidential Information only to those of its employees and contractors who need to know such information, and only to those employees and contractors that have previously agreed as a condition of employment or do agree in order to obtain the Confidential Information, to be bound by terms and conditions substantially similar to those terms and conditions applicable to the Receiving Party under this Section 7. The Disclosing Party agrees not to communicate any information to the Receiving Party in violation of the proprietary rights of any third party. The Receiving Party will immediately give notice to the Disclosing Party of any unauthorized use or disclosure of the Confidential Information. The Receiving Party agrees to assist the Disclosing Party in remedying any such unauthorized use or disclosure of the Confidential Information. The parties hereby agree that breach of this Section 7.2 by the Receiving Party will cause irreparable harm and injury to the Disclosing Party for which money damages are inadequate. In the event of such breach, the Disclosing Party shall be entitled to injunctive relief, in addition to its legal and other equitable remedies. The obligations in this Section 7 shall survive the termination of this Agreement.

7.3. Exclusions from Nondisclosure and Nonuse Obligations. The Receiving Party’s obligations under Section 7.2 with respect to any portion of the Confidential Information shall not apply to any such portion which the Receiving Party can demonstrate, (a) was in the public domain at or subsequent to the time such portion was communicated to the Receiving Party by the Disclosing Party, except (i) by breach of this Agreement by the Receiving Party or (ii) disclosure by any person to whom Confidential Information was disclosed under this Agreement; (b) was rightfully in the Receiving Party’s possession, free of any obligation of confidence, at the time such portion was communicated to the Receiving Party by the Disclosing Party as demonstrated by prior existing documentation; or (c) was developed by employees of the Receiving Party independently of and without reference to any information communicated to the Receiving Party by the Disclosing Party. A disclosure of Confidential Information by the Receiving Party, either (i) in response to a valid order by a court or other governmental body, (ii) otherwise required by law, or (iii) necessary to establish the rights of either party under this Agreement, shall not be considered to be a breach of this Agreement or a waiver of confidentiality for other purposes; provided, however, that the Receiving Party shall provide prompt prior written notice thereof to the Disclosing Party to enable the Disclosing Party to seek a protective order or otherwise prevent such disclosure.

7.4. Ownership and Return of Confidential Information. Upon the termination or expiration of the License Agreement, the Receiving Party, at the Disclosing Party’s request and no later than five (5) days after such request, shall destroy or deliver to the Receiving Party, at the Disclosing Party’s option, all Confidential Information of the Disclosing Party and written certification of the Receiving Party’s compliance with its obligations under this sentence. All right, title and interest in and to the Disclosing Party’s Confidential Information and all intellectual property rights therein shall remain with the Disclosing Party.

7.5. Residuals. Notwithstanding anything to the contrary in this Agreement, the terms of this Agreement shall not be construed to limit the Company’s right to independently develop, acquire or provide products or services without use of the Sponsor’s Confidential Information. Further, the Company shall be free to use for any purpose the Residuals resulting from the performance of the Services or access to or work with the Sponsor’s Confidential Information, provided that the Company shall maintain the confidentiality of the Sponsor’s Confidential Information as provided herein. The term “Residuals” means information in non-tangible form, which may be retained by persons who have provided Services or have otherwise had access to the Confidential Information of the Sponsor, including ideas, general skills, expertise, methods, concepts, know-how or techniques contained therein, provided that such information relates to knowledge and concepts generally applicable to management/system consulting, software design and development and systems training and which are not solely comprised of Confidential Information of the Sponsor that is unique to the Sponsor. The Company shall have no obligation to pay royalties to the Sponsor for any work resulting from the use of the Residuals.

8. INDEMNITY.

8.1. The Sponsor shall indemnify and hold harmless the Company, its officers, agents and employees from and against any claims, demands, or causes of action whatsoever, including without limitation those caused by any negligent act or omission or unlawful misconduct of Sponsor, its subsidiaries or their officers, or employees, agents or representatives, resulting in any loss of or damage to any property or injury or death of any person as a result of use of the Product or as a result of any breach by the Sponsor of any representation, warranty, covenant or any other term of this Agreement or any Amendment.

8.2. The Company shall indemnify and hold harmless the Sponsor, its officers, agents and employees from and against any claims, demands, or causes of action whatsoever, including without limitation those caused by any negligent act or omission or unlawful misconduct of the Company, its subsidiaries or their officers, or employees, agents or representatives, resulting in any loss of or damage to any property or injury or death of any person as a result of performance of the Services or as a result of any breach by the Sponsor of any representation, warranty, covenant or any other term of this Agreement or any Amendment.

9. LIMITATION ON LIABILITY.

9.1. No Consequential Damages. IN NO EVENT SHALL THE COMPANY BE LIABLE TO THE SPONSOR OR ANY OTHER PERSON OR ENTITY FOR THE COST OF SUBSTITUTE GOODS OR SERVICES OR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY OR PUNITIVE DAMAGES, HOWEVER CAUSED, ARISING OUT OF THE PERFORMANCE OF THE SERVICES OR THE PROVISION OF THE DELIVERABLE REGARDLESS OF THE FORM OF ACTION, WHETHER FOR BREACH OF CONTRACT, BREACH OF WARRANTY, TORT, NEGLIGENCE, STRICT PRODUCT LIABILITY, INFRINGEMENT OR OTHERWISE (INCLUDING, WITHOUT LIMITATION, DAMAGES BASED ON WILLFULNESS, LOSS OF PROFITS, DATA, FILES, OR BUSINESS OPPORTUNITY), AND WHETHER OR NOT THE COMPANY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THIS LIMITATION SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN.

9.2. Liability Cap. IN NO EVENT SHALL THE COMPANY’S AGGREGATE LIABILITY TO THE SPONSOR FOR ALL CLAIMS, WHETHER IN CONTRACT, TORT OR ANY OTHER THEORY OF LIABILITY, EXCEED ONE HUNDRED THOUSAND DOLLARS ($100,000). THIS LIMITATION SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN.

10. NON-SOLICITATION.

10.1. Non-Solicitation. During the term of this Agreement, and for a period of one (1) year immediately following its termination, each party agrees not to directly or indirectly solicit or induce any employee or independent contractor of the other party to terminate or breach an employment, contractual or other relationship with the other party.

11. TERM AND TERMINATION.

11.1. Term. This Agreement shall commence on the Effective Date and shall continue for a period of twelve (12) months thereafter, which may be renewed for up to one additional period not to exceed six (6) months upon agreement of the parties.

11.2. Termination for Cause. If either party is in material breach of the terms of this Agreement or any Amendment, the non-breaching party may give written notice of such breach to the breaching party. Upon receipt of written notice from the non-breaching party, the breaching party shall have thirty (30) calendar days to cure the breach. If such breach is not cured or commencement of a cure begun within such thirty (30) calendar day period, and when applicable, a cure diligently pursued thereafter, the non-breaching party may immediately terminate this Agreement by subsequent written notice to the party in breach.

11.3. Termination for Insolvency. This Agreement may be terminated by a party (i) upon the institution by or against the other party of insolvency, receivership or bankruptcy proceedings or any other proceeding for the settlement of such party’s debts, (ii) upon either party making an assignment for the benefit of creditors, or (iii) upon either party’s dissolution or ceasing to do business but only if the party described in (i), (ii) or (iii) is in breach of its obligations under this Agreement or any Amendment and the other party so desires to terminate this Agreement by giving written notice.

11.4. Rights Upon Termination.

11.4.1. Upon termination of the Agreement pursuant to Section 11.1, each party shall, at the other party’s discretion, either immediately destroy or return to the other party any and all Confidential Information of the other party in its possession or control and a duly authorized officer of such party shall certify to the other party in writing that such return and/or destruction, as the case may be, has occurred.

11.4.2. Upon the termination of this Agreement pursuant to Section 11.2 (i) each party shall, at the other party’s discretion, either immediately destroy or return to the other party any and all Confidential Information of the other party in its possession or control related to this Agreement and any Amendment, and a duly authorized officer of such party shall certify to the other party in writing that such return and/or destruction, as the case may be, has occurred; (ii) the Company shall cease providing all Services described in the Agreement and/or any Amendment; and (iii) the Deliverable to be provided to the Sponsor pursuant to the Agreement and/or any Amendment, shall be provided to the Sponsor in its current state of completion on the effective date of such termination.

11.5. Survival. The rights and obligations contained in Sections 5 (Fees and Late Payments), 6 (Limited Warranty and Disclaimers), 7 (Confidential Information), 8 (Indemnity), 9 (Limitation on Liability), 10 (Non-Solicitation), 11.3 (Rights Upon Termination), 11.4 (Survival), 12 (Non-Exclusive Engagement), 14 (Trademarks), 15.5 (Arbitration) and 15.6 (Governing Law) shall survive any termination or expiration of this Agreement.

12. NON-EXCLUSIVE ENGAGEMENT.

The Company is engaged in the business of, among other things, providing services, to others, including actual or potential customers of, suppliers to, and competitors with the Sponsor. The Company’s engagement under this Agreement is non-exclusive; and, subject to the Company’s adherence to its obligations regarding the Sponsor’s Confidential Information, neither this Agreement nor the Company’s engagement hereunder shall prohibit, restrict or limit the Company in any way from providing services to or otherwise engaging in any relationship with any other person or entity, including any actual or potential customers of, supplier to, and competitors with, the Sponsor.

13. DISPUTE RESOLUTION.

13.1. Notification. In the event of any dispute arising out of or relating to this Agreement, any Amendment, or any portions thereof the Project Manager of either party (referred to for convenience in this Section as the “Delivering Party”) shall notify the Project Manager of the other party (referred to for convenience in this Section as the “Notified Party”) in writing of the dispute, specifying such dispute in reasonable detail (the “Dispute Notice”).

13.2. Response. The Notified Party shall respond to the Dispute Notice in writing within ten (10) business days of receipt thereof (the “Response Notice”). If the Notified Party acknowledges the dispute, the Response Notice shall specify the steps the Notified Party will take to resolve the dispute and the time schedule for such resolution. The parties agree to consider all good faith and commercially reasonable solutions and to exercise all commercially reasonable efforts to resolve the dispute.

13.3. Escalation. In the event (i) the parties are unable to reach resolution of the dispute, or (ii) the Notified Party has not taken the steps mutually agreed to by the parties pursuant to Section 13.2 in accordance with the agreed time schedule, if applicable, then either party may proceed with alternative methods for resolving the dispute to the full extent permitted by this Agreement and by law.

14. TRADEMARKS; INVENTIONS.

14.1. Any and all trademarks, trade names, logos, service marks, trade dress or other proprietary indicia of the Company (collectively, the “Company Marks”) are and shall remain the exclusive property of the Company. The Sponsor has no rights in or to the Company Marks and may not utilize the Company Marks for any purpose without the prior written consent of the Company. Any unauthorized use or misuse of the Company Marks shall constitute an infringement of the Company’s rights in and to the Company Marks and shall constitute a material breach of this Agreement.

14.2. Any and all ideas, inventions, discoveries, know-how, improvements and works of authorship, including, but not limited to, those which are or may be patentable or subject to copyright protection (including, but not limited to, object code, source code, annotations, flow charts and reports) that are created and/or conceived as a result of the performance of the Services, provision of the Deliverable and/or resulting from this Agreement, are and shall be the sole and exclusive property of the Company.

14.3. Any and all trademarks, trade names, logos, service marks, trade dress or other proprietary indicia of the Sponsor (collectively, the “Sponsor Marks”) are and shall remain the exclusive property of the Sponsor. The Company has no rights in or to the Sponsor Marks and may not utilize the Sponsor Marks for any purpose without the prior written consent of the Sponsor. Any unauthorized use or misuse of the Sponsor Marks shall constitute an infringement of the Sponsor’s rights in and to the Sponsor Marks and shall constitute a material breach of this Agreement.

15. MISCELLANEOUS.

15.1. Independent Contractor Relationship. The relationship between the parties is that of independent contractors, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. The Company will not be entitled to any of the benefits which the Sponsor may make available to its employees, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits. Neither party is authorized to make any representation, contract or commitment on behalf of the other party. The Company is solely responsible for, filing all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of Services and receipt of fees under this Agreement. No part of the Company’s compensation will be subject to withholding by the Sponsor for the payment of any social security, federal, state or any other employee payroll taxes.

15.2. Allocation of Risk. The sections on limitation of liability and limitation of warranties allocate the risks of this Agreement between the parties. This allocation is reflected in the pricing of the Services and Deliverable as provided hereunder and is an essential element of the basis of the bargain between the parties.

15.3. No Assignment. Neither party may assign to a non-affiliated company this Agreement or any rights or obligations under this Agreement without the written consent of the other party, which consent may not be unreasonably withheld. Notwithstanding the foregoing, each party may assign this Agreement to a third party without such consent, in the event of or in connection with a merger, reorganization or the sale of all, substantially all or a majority of its assets or voting securities.

15.4. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with receipt by a party and notice deemed given as indicated: (a) by personal delivery, when delivered personally; (b) by overnight courier, upon written verification of receipt; (c) by telecopy or facsimile transmission, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the Company at the address set forth above and to the Sponsor at the address set forth on the signature page below, or to such other address as either party may specify in writing.

15.5. Arbitration. Except as to claims or disputes arising out of or relating to Sections 7 and 10 (the “Non-Arbitrable Claims”), any controversy, claim or dispute arising out of or relating to this Agreement, shall be determined by arbitration in Newark, New Jersey (for any action or claim brought by the Company) and in Philadelphia, Pennsylvania (for any action or claim brought by the Sponsor) before a sole arbitrator. The arbitration shall be administered by the American Arbitration Association (“AAA”) pursuant to its then existing Commercial Arbitration rules and procedures. The arbitrator shall be a non-lawyer with at least ten (10) years experience in the software development industry. If the parties are unable to agree on an arbitrator within thirty (30) days of the filing of the demand for arbitration, an arbitrator shall be selected pursuant to the Commercial Arbitration rules and procedures of the AAA. The parties hereto shall be entitled to reasonable discovery (both documentary and depositions) in any such arbitration. The non-prevailing party shall bear all costs and expenses, including attorneys’ fees, administrative costs and the fees of the arbitrator in connection with such arbitration. The arbitration award shall be in writing and, shall specify the factual and legal basis for the award and shall be conclusive and final. Judgment on the award may be entered in the courts of applicable jurisdiction.

15.6. Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware; without giving effect to its internal conflict of law provisions. Each party will voluntarily appear before and hereby consents and submits to the exclusive jurisdiction of the state and federal courts in and for Newark, New Jersey (with respect to any action or claim brought by the Company) and the state and federal courts in and for Philadelphia, Pennsylvania (with respect to any action or claim brought by the Sponsor) in connection with any suit, action, proceeding or counterclaim against it arising out of or in any way relating to Non-Arbitrable Claims. In addition, each party consents to venue and hereby waives objections to venue for any such action commenced in such courts related to such Non-Arbitrable Claims and to enforcement of any requirements of Section 15.5 or enforcement of any arbitration decision or award pursuant to Section 15.5. All actions related to or arising out of this Agreement must be brought within one (1) year after the cause of action accrued. Each of the parties hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaims arising out of or relating to this Agreement or any other document. The prevailing party in any such litigation or dispute shall be entitled to recover from the other party its costs and fees, including attorneys’ fees, associated with such litigation or dispute.

15.7. Severability. If any provision of this Agreement is held by a court of law to be illegal, invalid or unenforceable, (i) that provision shall be deemed amended to achieve as nearly as possible the same economic effect as the original provision, and (ii) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

15.8. Waiver; Amendment; Modification. No term or provision hereof will be considered waived by either party, and no breach excused by either party, unless such waiver or consent is in writing signed by the party granting such waiver or consent. The waiver by either party of, or consent by either party to, a breach of any provision of this Agreement by the other party, shall not operate or be construed as a waiver of, consent to, or excuse of any other or subsequent breach by such other party. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived. This Agreement may be amended or modified only by mutual agreement of authorized representatives of the parties in writing.

15.9. Entire Agreement. This Agreement and any Appendices and/or Exhibits attached hereto, which are hereby incorporated herein by reference, constitute the entire agreement between the parties relating to their subject matter and supersede all prior or contemporaneous oral or written agreements concerning such subject matter.

15.10. Headings. The section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such paragraph or in any way affect such paragraph.

15.11. Counterparts. This Agreement may be executed in counterparts, all of which taken together shall constitute one single agreement between the parties.

15.12. Construction. This Agreement has been negotiated by the parties and their respective counsel. This Agreement will be fairly interpreted in accordance with its terms and without any strict construction in favor of or against any party. Any ambiguity will not be interpreted against the drafting party.

15.13. Press Releases and Public Announcements. The Company and Sponsor will each have the right to include the other’s name on marketing materials that such party may prepare or distribute, subject to the prior written approval of the other party, which approval shall not be unreasonably withheld.

15.14. Force Majeure. Neither party shall be liable for nonperformance or delays, under any circumstances, which occur due to any causes beyond its reasonable control. These causes shall include, but shall not be limited to, the nature of the Sponsor’s hardware, software or systems, acts of God, terrorism, wars, riots, strikes, fires, storms, floods, earthquakes, shortages of labor or materials, labor disputes, vendor failures, third party service provider failures, transportation embargoes, acts of any government or agency thereof and judicial actions. In the event of any such delay or failure of performance, the date of delivery or performance shall be deferred for a period equal to the time lost by reason of the delay.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date and the person signing below represents that he/she is duly authorized to sign for and on behalf of the respective party.

COMPANY:	SPONSOR:
FACE2FACE ANIMATION, INC.	INMOTION BIOMETRICS, INC.

By: /s/ Eric Petajan Name: Eric Petajan Title: Founder and Chief Scientist	By: /s/ Terrence DeFranco Name: Terrence DeFranco Title: Chief Executive Officer

EXHIBIT A

1. Services and Schedule.

Completion Date	Activity
August 27, 2005	Finalize hardware equipment requirements and
purchases, evaluate current versions, consider
alternative processor ( second choice) for the
CVAB platform. Evaluate peripheral equipment
requirements for cameras, etc. Finalize software
requirements and purchases for selected hardware.
Evaluation and selection of GPU (ATI vs. Nvidia),
VDSP (Equator vs. TI, etc.), voice recognition
vendor, face tracking vendor, and face recognition
vendor, PCI or PCI Express. Finalize Board
specifications, software layer inter operation
requirements and expansion / upgrade
considerations.
Produce Final Design specification document system
architecture for the CVAB. Setup database storage
and processing system for digit pair data.

November 27, 2005	Complete processing of first 200 data sets into
FAP and FDP data. Identify VAB design, layout,
and fabrication contractor. Specify video input
processing functions for FPGA (window, resample,
rotate, YUV-RGB, etc.).
Establish standard APIs for all non-exclusive
components (face and voice recognition, etc.).
Obtain development system for VDSP. Obtain bid
from VAB fab contractor.

February 27, 2006	Establish license agreement with SMA vendor (if
needed). Integrate FAPs into voice recognition
system. Implement multi-modal recognition engine
on Host PC. Implement non real-time software
version of ACS using chosen. GPU graphics card.
Port model-less facial capture to VDSP. Implement
speaker verification on host PC. Implement basic
VAB functions on first stuffed and electrically
tested prototype (ring buffered and windowed
video, PC bus access, GPU function, VDSP control
functions). Implement face tracking on VDSP.
Implement model-less facial capture on VAB.

May 27, 2006	Implement system control on VDSP. Implement
model-based facial capture on VAB. Integrate VAB
with Host-based functions (multi-modal Recognizer,
speech recognizer). Test ACS using 200 person
database. Implement application environment and
test throughput. Conduct Field testing etc.

2. Product and Schedule.

Completion Date	Product
The latter of February 27, 2006 or nine (9) months	1. Functional CVAB having the following components:
after the Effective Date.	a. The Hardware layer which enables the basic FPGA. b. Functionality of the CVAB.

The latter of May 27, 2006 or twelve (12) months after the Effective Date.	1. Operational model-less algorithms. 2. Operational model based algorithms. 3. The voice recognition component, (the acoustic speech component). 4. The face recognition component